Chino Commercial Bancorp Reports 2012 Second Quarter Earnings

CHINO, Calif., July 23, 2012 /PRNewswire/ -- The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the second quarter ended June 30, 2012 with net earnings of $124,196 a 348.7% increase from net loss of $49,945 for the second quarter of 2011. Net income for the most recent quarter represents $0.15 per basic share, as compared with losses of $0.07 per basic share from the same quarter last year. The Company's profit for the six months ended June 30, 2012 increased 114.0% to $328,154 or $0.41 per basic share as compared with net earnings of $153,360 or $0.20 per basic share for the same period in 2011.

Dann H. Bowman, President and Chief Executive Officer, stated, "We are very pleased with the performance of the Bank during the second quarter. Though economic conditions are troubling on a global scale, locally, the business environment appears to be improving. Residential real estate sales and valuations are showing signs of strength and many of our small business customers are reporting improved sales. At the end of the second quarter, the Bank reported only two delinquent loans.

"We continue to remain optimistic about the economy of the Inland Empire and the customers we serve. We are motivated and eager to continue lending to the businesses and consumers in our community."

Financial Condition

Balance sheet changes in the first half of 2012 include a slight increase in earning assets and a slight decline in deposits. Total deposits decreased by $983,903, or 1.0%, to $97.1 million at June 30, 2012 compared to December 31, 2011. The decline was in interest bearing deposits which decreased 1.1 million or 2.3% to $49.8 million at June 30, 2012 from 50.9 million at December 31, 2011. This reduction was an intentional strategy to reduce higher yielding deposits. Non-interest bearing deposits increased 0.4% to 47.4 million at June 30, 2012 from $47.2 million at December 31, 2011. The ratio of non-interest bearing deposits to total deposits increased from 48.1% at December 31, 2011 to 48.8% at June 30, 2012.

Total assets decreased slightly from $109.7 million at December 31, 2011 to $109.6 million at June 30, 2012, a 0.1% decrease. Investments decreased from $26.0 million at December 31, 2011 to $23.0 million, or 11.3%, while gross loans increased slightly from $56.8 million to $57.5 million, and federal funds sold increased from $14.2 million to $16.6 million. Overall, earning assets increased 0.2% in the six month period ended June 30, 2012.

The Bank's asset quality improved in the first half of 2012 as $439,317.26 in OREO was sold and the level of nonperforming assets to total loans and OREO moved from 7.07% at December 31, 2011 to 4.18% at June 30, 2012.

On September 16, 2011, the Company filed a registration statement on Form S-1 with the SEC in connection with a secondary stock offering to existing shareholders which commenced in the fourth quarter of 2011 and was extended to the general public in early 2012. The Company has generated $668,442.14 in additional paid in capital from the offering. The offering closed as of July 15, 2012.

Earnings

The Company posted net interest income of $878,636 and $907,439 for the three months ended June 30, 2012 and 2011, respectively. For the six months ended June 30, the Company posted net interest income of $1.8 million and $1.9 million for 2012 and 2011, respectively. Loan interest income decreased $25,863, or 2.9%, to $877,133 for the second quarter of 2012 compared with the second quarter of 2011. The decrease in interest income from loans was $155,462, or 8.1%, comparing the first half of 2012 with 2011. For the six months ended June 30, 2012, investment income decreased $127,665, or 39.6%, to $195,062 as compared to the six months ended June 30, 2011.

Non-interest income totaled $310,957 for the three months ended June 30, 2012, or a 2.2% decrease from $318,062 earned during the second quarter of 2011. Non-interest income increased 10.6% for the six months ended June 30, 2012 to $786,775, as compared to $711,113 for the six months ended June 30, 2011. The major contributor to the increase in the six-month period was other miscellaneous income due to reimbursement of legal expenses incurred in 2011.

General and administrative expenses were $994,626 and $2,040,602 for the three and six months ended June 30, 2012, respectively, as compared to $1,056,146 and $2,137,274 for the three and six months ended June 30, 2011. Legal and professional fees decreased $65,464 to $136,759 and regulatory assessments decreased $40,043 to $111,324 for the six months ended June 30, 2012 compared to the same period in 2011.

Income tax expense was $190,173 for the six months ended June 30, 2012, as compared to $67,851 for the six months ended June 30, 2011. The effective income tax rate for the six months ended June 30, 2012 and 2011 is approximately 36.7% and 30.7%, respectively.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and readers are cautioned not to unduly rely on such forward-looking statements. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, the health of the National and California economies, the Company's ability to attract and retain skilled employees, competition in the financial services market for both deposits and loans, the Company's ability to increase its customer base, customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies therefrom, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company's ability to enhance its earnings capacity, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
June 30, 2012 and December 31, 2011

	June 30, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 4,063,293	$ 3,358,177
Federal funds sold	16,566,626	14,165,877
Total cash and cash equivalents	20,629,919	17,524,054

Interest-bearing deposits in other banks	14,579,252	13,339,252
Investment securities available for sale	2,590,575	2,972,420
Investment securities held to maturity (fair value approximates
$6,068,000 at June 30, 2012 and $9,861,000 at December 31, 2011)	5,870,239	9,652,630
Total investments	23,040,066	25,964,302
Loans
Real estate	45,344,094	46,184,898
Commercial	11,828,432	9,974,353
Installment	358,708	643,660
Gross loans	57,531,234	56,802,911
Unearned fees and discounts	(150,414)	(29,107)
Loans net of unearned fees and discount	57,380,820	56,773,804
Allowance for loan losses	(1,469,487)	(1,537,963)
Net loans	55,911,333	55,235,841

Accrued interest receivable	252,474	275,976
Restricted stock	645,400	667,700
Fixed assets, net	6,353,647	6,443,753
Foreclosed assets	0	439,317
Prepaid & other assets	2,730,833	3,154,650
Total assets	$109,563,672	$ 109,705,593

LIABILITIES:
Deposits
Non-interest bearing	$ 47,354,353	$ 47,188,644
Interest bearing
NOW and money market	31,554,261	32,241,986
Savings	2,142,784	1,809,536
Time deposits less than $100,000	4,505,578	4,700,126
Time deposits of $100,000 or greater	11,562,679	12,163,266
Total deposits	97,119,655	98,103,558

Accrued interest payable	185,938	139,646
Accrued expenses & other payables	683,340	897,363
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	101,081,933	102,233,567
SHAREHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 829,402 shares and 749,540 shares at June 30, 2012 and December 31, 2011, respectively.

	3,441,723	2,760,812
Retained earnings	4,959,763	4,631,610
Accumulated other comprehensive income	80,253	79,604
Total shareholders' equity	8,481,739	7,472,026
Total liabilities & shareholders' equity	$109,563,672	$ 109,705,593

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF NET INCOME
(unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
	2012	2011	2012	2011
Interest income
Investment securities and due from banks	$ 87,527	$ 152,879	$ 195,062	$ 322,727
Interest on Federal funds sold	11,974	1,431	19,822	4,036
Interest and fee income on loans	877,133	902,996	1,760,312	1,915,774
Total interest income	976,634	1,057,306	1,975,196	2,242,537
Interest expense
Deposits	80,733	98,829	165,602	213,726
Other interest expense	0	75	0	75
Other borrowings	17,265	50,963	35,468	101,925
Total interest expense	97,998	149,867	201,070	315,726
Net interest income	878,636	907,439	1,774,126	1,926,811
Provision for loan losses	1,972	273,917	1,972	279,439
Net interest income after
provision for loan losses	876,664	633,522	1,772,154	1,647,372
Non-interest income
Service charges on deposit accounts	279,348	289,420	590,841	594,076
Gain on sale of foreclosed assets	0	0	93,871	61,151
Other miscellaneous income	7,815	8,257	57,749	15,506
Dividend income from restricted stock	6,535	2,789	9,963	5,559
Income from bank-owned life insurance	17,259	17,596	34,351	34,821
Total non-interest income	310,957	318,062	786,775	711,113
Non-interest expenses
Salaries and employee benefits	546,560	520,894	1,119,842	1,108,294
Occupancy and equipment	100,967	112,221	207,065	226,802
Data and item processing	83,831	94,213	172,844	191,185
Advertising and marketing	11,850	11,083	24,906	27,236
Legal and professional fees	67,650	131,989	136,759	202,223
Regulatory assessments	55,460	75,920	111,324	151,367
Insurance	11,968	9,224	24,435	19,649
Directors' fees and expenses	27,495	21,175	53,040	36,776
Other expenses	88,845	79,427	190,387	173,742
Total non-interest expenses	994,626	1,056,146	2,040,602	2,137,274
Income before income tax expense	192,995	(104,562)	518,327	221,211
Income tax expense	68,799	(54,617)	190,173	67,851
Net income	$ 124,196	$ (49,945)	$ 328,154	$ 153,360
Basic earnings per share	$ 0.15	$ (0.07)	$ 0.41	$ 0.20
Diluted earnings per share	$ 0.15	$ (0.07)	$ 0.41	$ 0.20

CHINO COMMERCIAL BANCORP

	For the three months ended		For the six months ended
	June 30		June 30
	2012	2011	2012	2011
KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	5.92%	-2.85%	8.15%	4.35%
Annualized return on average assets	0.46%	-0.19%	0.61%	0.28%
Net interest margin	3.68%	4.00%	3.76%	4.09%
Core efficiency ratio	90.77%	90.71%	82.71%	82.94%
Net chargeoffs to average loans	0.12%	0.44%	0.13%	0.43%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 108,365	$ 104,653	$ 107,752	$ 108,905
Average interest-earning assets	$ 96,025	$ 91,075	$ 94,919	$ 94,891
Average gross loans	$ 54,603	$ 59,336	$ 55,351	$ 59,804
Average deposits	$ 95,935	$ 93,109	$ 95,546	$ 97,597
Average equity	$ 8,397	$ 7,007	$ 8,058	$ 7,047

CREDIT QUALITY	End of period
(unaudited)	June 30, 2012	December 31, 2011
Non-performing loans	$ 2,407,384	$ 3,605,142
Non-performing loans to total loans	4.18%	6.35%
Non-performing loans to total assets	2.20%	3.29%
Allowance for loan losses to total loans	2.55%	2.71%
Nonperforming assets as a percentage of total loans and OREO	4.18%	7.07%
Allowance for loan losses to non-performing loans	61.04%	42.66%

OTHER PERIOD-END STATISTICS
(unaudited)	June 30, 2012	December 31, 2011
Shareholders equity to total assets	7.74%	6.81%
Net Loans to deposits	57.57%	56.30%
Non-interest bearing deposits to total deposits	48.76%	48.10%

CONTACT: Dann H. Bowman, President and CEO, or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., +1-909-393-8880